Newell Rubbermaid Adds Unilever Executive
Michael B. Polk To Its Board of Directors

Senior executive with significant global marketing,
consumer innovation and operations leadership

ATLANTA, Nov. 11, 2009 – Newell Rubbermaid (NYSE: NWL) today announced that Michael B. Polk has been elected to the company’s board of directors, raising the total number of directors to 12. Polk, 49, is President of Unilever Americas with responsibility for $18 billion in combined North America and Latin America sales.

Since joining Unilever in 2005, Polk has streamlined the company’s Americas organization and optimized the diverse mix of food, hygiene and personal care items in Unilever’s product portfolio. He is credited with accelerating growth and profitability by improving efficiencies and encouraging the flow of ideas and product innovations across borders. Under Polk’s leadership, Unilever was named Wal-Mart’s Supplier of the Year in 2008.

“Michael brings outstanding global marketing, consumer innovation and operations leadership to our board,” said William D. Marohn, Chairman of Newell Rubbermaid’s board of directors. “He has overseen billion-dollar brands, managed portfolios of diverse product categories and navigated complex geographies—all very relevant to the growth and transformation of Newell Rubbermaid.”

“Our organization will greatly benefit from Michael’s insights and experience,” said Mark Ketchum, Newell Rubbermaid’s President and Chief Executive Officer. “His strategy of achieving consumer intimacy on a global scale matches our own brand-building initiatives.”

Before Unilever, Polk held positions of increasing global responsibility during 18 years at Altria Group, culminating in the role of Group Vice President and President, Nabisco Biscuit & Snacks with a $5.5 billion portfolio of brands. He was responsible for the integration of Nabisco into Kraft Foods, which required merging Nabisco’s in-store merchandising system, leveraging Kraft’s branding power and restructuring manufacturing operations. While at Altria he also led Kraft’s Asia/Pacific Region and Kraft’s U.S. Post Cereal Division.

Polk began his career at Procter & Gamble in industrial engineering and product development. He is a board member of the Retail Industry Leadership Association, and has been named to Business Week magazine’s “CEOs of Tomorrow” list and the “Power 50” list in Supermarket News. A graduate of Cornell University, he also holds an MBA from Harvard University.

About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with sales of approximately $6 billion and a strong portfolio of brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Technical ConceptsTM and Aprica®.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell Vice President, Investor Relations +1 (770) 418-7723	David Doolittle Vice President, Corporate Communications +1 (770) 418-7519

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